Exhibit 10.17

SERVICE AGREEMENT

This Service Agreement (the "Agreement") is entered into as of October first, 2014 between Advanced Inhalation Therapies (AIT) Ltd., a company organized and currently existing under the laws of the State of Israel, of 2 Meir Weisgal Rd., Rehovot, 7632605 Israel, (the "Company"), Dandelion Investments Ltd., of Nordeo 19 Rishon Lezion (the "Service Provider").

W I T N E S S E T H

WHEREAS, the Company is in desire of professional services of expertise and know-how, in its field of business; and

WHEREAS, the Service Provider has the expertise and know-how to provide certain professional services as set forth in this Agreement, and the Service Provider has agreed to provide the Company, such services on the terms hereof.

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1.             Provision of the Services

1.1 Commencing as of October 1st, 2014 (the "Effective Date"), and subject to the terms and conditions set forth herein, the Company shall retain Service Provider to provide to the Company such professional Chief Executive Officer services (the "Services"), to be provided personally by Mr. Amir Avniel bearer of Israeli ID number 025175225, residing at Nordeo 19 Rishon Lezion ("Amir"), on behalf of the Service Provider, in accordance with the terms and conditions of this Agreement, and Service Provider and Amir hereby accepts such engagement to provide to the Company the Services and assume such duties and responsibilities as customarily performed by a Chief Executive Officer of a company.

1.2 Service Provider and Amir shall devote his entire business time for the provision of the Services.  To avoid doubt, Service Provider and Amir can served on other boards as a director or observer and/or consulting to AIT's non-compete companies

1.3 No other person or entity shall be sub-contracted or employed for the purpose of providing the Services, nor can the Service Provider transfer or assign his rights and/or obligations under this Agreement to any third party.

1.4 The Service Provider shall be required to travel and to stay abroad from time to time, according to the requirements of the Service Provider's position with the Company.

2.             Consideration

2.1 In consideration for the Services, the Company shall pay to Service Provider, on a monthly basis, a monthly fee of NIS of NIS 55,485 plus applicable VAT for the provision of the Services (the "Monthly Fee"), subject to the receipt of an invoice from the Service Provider, to be paid within 5 days from the end of the applicable calendar month.  It is hereby agreed and acknowledged by the parties, that an amount equal to 30% of the Monthly Fee payable to Service Provider hereunder shall be paid in consideration for Service Provider's undertakings set forth under Section 6 below.

2.2 In addition, the Company shall reimburse the Service Provider for out-of-pocket expenses properly incurred by the Service Provider directly and solely in connection with performance of the Services, including without limitation, customary administrative and office related costs (including costs related to Service Provider's computer, printer, landline phone and cellular phone, internet services, etc.), traveling and lodging expenses while traveling, subject to the prior written approval of the Company, against applicable receipts.  Such reimbursement of expenses, for each calendar month (or any part thereof) shall be made as part of that month's invoice received from the Service Provider.

2.3 Service Provider shall not be entitled to any further fees, reimbursement of costs and expenses or any other payment or consideration whatsoever, except as specifically set forth herein.

2.4 It is hereby agreed that following achievement and consummation of the IPO (as defined below) the parties will renegotiate, bona fide, the terms of consideration paid to Service Provider in consideration for the Services provided by it.

2.5 Any and all taxes and liabilities applicable from time to time in connection with the Services and/or the Services Fee (as defined below) and/or any other payment or benefit which Service Provider is entitled to under this Agreement, will be borne solely by Service Provider and the Company shall be entitled to make any mandatory deductions.  In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment or any other consideration made to Service Provider, the Company shall withhold said tax at the rate set forth in the certification issued by the appropriate taxing authority or at the rate determined by said law or regulation.

3.             IPO Fees, Vacation and Company Car

3.1 IPO Fees.  In addition to the Monthly Fee, Service Provider shall be entitled, in consideration of the services to be provided by it to the Company during the "test the water" and "road show" stages, as part of the Company's ongoing efforts to achieve an initial public offering during the 2014 and 2015 calendar years (the "IPO"), to receive (i) a one-time additional fee in the amount of US$5,000 plus applicable VAT which will be payable to the Service Provider by the Company following the completion of the "test the water" and "road show" stages as part of the IPO process (the "IPO Consulting Fee"); and (ii) in the event that the Company succeeds in achieving and consummating the IPO during the 2014 and 2015 calendar years, a one-time additional fee in the amount of US$50,000 plus applicable VAT (the "IPO Success Fee", together with the Monthly Fee and the IPO Consulting Fee, the "Services Fee").

3.2 Annual Leave.  The Service Provider shall be entitled to an annual leave of twenty five (25) days per annum for the first year of Services provided to the Company.  The number of annual leave days will be increased by an additional one (1) day per each year in which the Services are provided by the Service Provider up to a maximum of thirty (30) days per annum.  Such leave to be taken with adequate regard to the needs of the Company.  Annual leave may be accumulated up to an amount of forty (40) unused leave days per annum, and may not be redeemed.

3.3 Company Car.  While the Service Provider is actively engaged by the Company, the Company will pay Service Provider a monthly payment of NIS 6,370 as reimbursement for a "License Group 4" car leasing, maintenance fuel and related expenses.  For the avoidance of doubt, it is hereby expressly agreed that all tax consequences of the benefits of Service Provider under this Section 3.3 shall be borne by the Service Provider and that the Company may deduct at source such amount of income tax as it deems appropriate in connection herewith.

4.             Duration and Termination

4.1 This Agreement shall become effective on the Effective Date and continue until terminated in accordance with this Section 4.

4.2 This Agreement shall become effective on the Effective Date and continue until terminated in accordance with this Section 4.

4.3 This Agreement may be terminated by the Company or the Service Provider, at any time and at their sole discretion by giving the other party not less than ninety (90) days' notice in writing in respect of the Services.

4.4 The Company may terminate this this Agreement at any time, by providing the Service Provider a written notice in this respect, if Amir shall cease to provide the Services on behalf of the Service Provider in accordance with the provisions hereof.

4.5 Either party may terminate this Agreement at any time, by providing the other party a written notice in this respect, if the other party has materially violated or breached any of its undertakings hereunder.

4.6 Any termination of this Agreement shall not derogate of any of Service Provider's and Amir's continuing obligations under this Agreement intended to survive termination hereof, including without limitations obligations under Sections 5, 6, 7 and 8 hereunder.  In addition, upon termination hereof, Service Provider and Amir will fully cooperate with the Company to ensure an orderly transfer of responsibilities.

5.             Confidentiality

5.1 Service Provider shall not (except in the proper performance of its duties hereunder) while engaged with the Company or at any time (without limit) after the date on which Service Provider's engagement with the Company terminates:

(a)	divulge or communicate to any person, including by way of publication;

(b)	use for its own purposes or for any purposes other than those of the Company; or

(c)	through any failure to exercise due care and diligence, cause any unauthorized disclosure of;

any Confidential Information (as defined below).  These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default by Service Provider.

5.2 In the event that Service Provider shall be legally required (by formal questioning or, in the written opinion of its legal counsel, by applicable law) to disclose any Confidential Information, Service Provider shall, to the extent permissible, immediately notify the Company of such request or requirement prior to disclosure so that the Company may seek an appropriate protective order with the reasonable assistance of Service Provider, and/or waive compliance with the terms of this undertaking, at the Company's absolute discretion.  If such order or waiver is not timely obtained, only such portion of the Confidential Information as specifically required shall be disclosed.  For the avoidance of doubt, any information disclosed pursuant to such event, shall continue to be deemed as Confidential Information.

5.3 "Confidential Information" means all information which is identified or treated by the Company as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including (without prejudice to the foregoing generality) any business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, trade secrets, source codes, mask works, product or services development and formulae, know-how, inventions, patents, patent applications, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures, and also information regarding the compensation of any of the Company's employees or service providers.

5.4 Service Provider represents and warrants that Service Provider has not and will not disclose to the Company any confidential information received by Service Provider from any third party, and subject to restriction on disclosure, or through breach of confidentiality obligations, including without limitations any information received by Service Provider in connection with any prior employer-employee engagement.

5.5 Upon termination of engagement with the Company for any reason, these provisions of Section 5 shall continue to apply to Service Provider, and Service Provider shall promptly return to the Company any and all copies of Confidential Information.

5.6 In this Section 5, the obligations and undertakings of the Service Provider shall apply, mutatis mutandis, to the Service Provider's employees, consultants and/or agents, including without limitations, Amir.

6.             Inventions and Other Works

6.1 For the purposes of this Section, "Intellectual Property Rights" means any and all intellectual or industrial property rights (whether registered or unregistered) including, without prejudice to the generality of the foregoing, all existing and future copyrights, design rights, database rights, trade marks, internet rights/domain names, know-how, patents and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing.

6.2 During the term of Service Provider's engagement with the Company, Service Provider may either alone or in conjunction with others, generate or assist in the generation of documents, materials, designs, drawings, processes, formulae, computer coding, methodologies, techniques, developments, research data, including specifically technical aspects of the technology and devices that are not common knowledge, trade secrets, marketing plans, company financial information, business development information, strategic plans of the Company and other works deemed as Confidential Information and/or Intellectual Property Rights by the Company ("Works"), and Service Provider agrees that such Works and the related Intellectual Property Rights and Confidential Information will belong to and be the absolute property of the Company or any other person the Company may nominate.

6.3 Service Provider hereby agrees to keep and maintain adequate records of all Works developed by him during its engagement with the Company, to the extent generated in connection with this Agreement, which records shall be available to and remain the sole property of the Company.

6.4 Service Provider shall immediately on request by the Company (whether during engagement with the Company or after the termination of such engagement) and at the expense of the Company:

(a)	apply or join with the Company in applying for any Intellectual Property Rights or other protection or registration ("Protection") for, or in relation to, any Works;

(b)
execute all instruments and do all things necessary for vesting the Works or Protection when obtained and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or other person as the Company may nominate;

(c)
in the event that the Company is unable for any reason, after reasonable effort, to secure Service Provider's signature on any document needed in connection with the actions specified in the preceding paragraph, Service Provider hereby:  (i) irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by him, and (ii) hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which he now or may hereafter have for infringement of any Works assigned hereunder to the Company.

6.5 In this Section 6, the obligations and undertakings of the Service Provider shall apply, mutatis mutandis, to the Service Provider's employees, consultants and/or agents, including without limitations, Amir.

7.             Restrictions after Termination

7.1 During the term of the provision of any Services hereunder and for a period of twelve (12) months thereafter (the "Restricted Period"), Service Provider and Amir shall not, for his/its own account or as an employee, officer, director, partner, venture partner, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which such party holds less than 5% of the outstanding shares) be interested in or engage in any activity which directly competes with the Company's business anywhere in the world, other than for the exclusive benefit of the Company.

7.2 During the Restricted Period, neither Service Provider nor Amir shall solicit any of the Company's or any of its affiliates' employees or consultants engaged by the Company or its affiliates (at such time or for the preceding 12 month period) to leave the Company or any of its affiliates, as the case may be, and shall not employ or offer employment or similar engagement to any such employees or consultants.

7.3 Each of Service Provider and Amir acknowledges that the restrictions set under this Section 7 are fair and reasonable, and are essential for protection of the Company's and the Company's business, proprietary rights and other legitimate interests of the Company, in view of the nature of the business in which the Company is engaged and its innovative course.  In addition, such restrictions are fully compensated for by the Services Fee and other benefits granted hereunder.

8.             Scope of Relations

8.1 The relationship between the Company and Service Provider and/or Amir shall be that of independent contractors.  During the term of this Agreement, Service Provider and/or Amir shall not be deemed to be, nor shall be treated by the Company as, an employee of the Company.  Service Provider and/or Amir shall bear all social benefits required under any applicable law and shall not receive nor be entitled to overtime pay, insurance, paid vacation, severance payments or similar fringe or employment benefits from the Company.

8.2 Each of the Service Provider and/or Amir affirms that this Agreement does not create any employer-employee relationship between the Service Provider and/or Amir on the one hand and the Company on the other hand.

8.3 Without derogating from the above, the Service Provider and/or Amir shall reimburse and compensate the Company in the event that the Company is required to pay any sum of money to the Service Provider and/or Amir, and/or, the Service Provider's and/or Amir's heirs, and/or dependents and/or to the National Social Security Authority (Bituach Leumi) and/or the Tax Authorities and/or any other party that sues in the name of the Service Provider and/or Amir or on Service Provider's and/or Amir's behalf, for any rights deriving from a status of an employee of the Company, excluding an action based on negligence of the Company towards the Service Provider.

8.4 The parties acknowledge that had the Company elected to retain the services of the Service Provider and/or Amir as an employee and had the Service Provider and/or Amir agreed to accept such employment, the salary payable to the Service Provider and/or Amir would be substantially lower than the Service Fee as the Service Fee takes into account all social benefits that would otherwise be payable to an employee including, severance payments, etc.

8.5 Therefore, if any labor court, or other competent authority, determines that an employer  employee relationship does in fact exist between the Company and the Service Provider and/or Amir, the provisions of Section 8.8 shall apply, and rights that the Service Provider and/or Amir may be entitled to according to the provisions of Section 8.8 below, shall be subject to a set-off right of the Company against any amount or other right the Company may be entitled to according to Sections 8.6 and 8.7 below.  The Service Provider and/or Amir hereby irrevocably instructs the Company to deduct and offset from any payment or other right that they may be entitled to, according to the provisions of Section 8.8 below, any amount or other right the Company may be entitled to according to Sections 8.6 and 8.7 below.

8.6 In the event that the Service Provider and/or Amir and/or the Service Provider's and/or Amir's heirs and/or dependents and/or to the National Social Security Authority (Bituach Leumi) and/or the Tax Authorities and/or any other party shall file a claim in the name of the Service Provider and/or Amir or on Service Provider's and/or Amir's behalf, for any rights deriving from a status of an employee of the Company, then, the Services Fee and any other consideration (if any) paid to the Service Provider according to this Service Agreement shall be considered to be an index linked loan, bearing interest at the annual rate of 7%, granted by the Company to the Service Provider and/or Amir, which loan shall be immediately due and payable.

8.7 For the avoidance of any doubt, the Service Provider hereby undertakes to confirm, and act in order that, any and all taxes and liabilities applicable from time to time in connection with the Services Fee and/or any other payment or benefit which Service Provider is entitled to under this Agreement, will be paid by him in due time and in accordance with their terms.  Upon the receipt by the Company of any demand served by any authority in this respect, the Company shall be entitled, at its sole discretion, to notify that it has determined to activate the provisions of Section 8.6 above, which will be considered to be in full force and effect as of such the notification of the Company.

8.8 Therefore, if any labor court, or other competent authority, determines that an employee relationship does in fact exist between the Company and the Service Provider and/or Amir, the monthly salary that would have been payable to the Service Provider and/or Amir as an employee of the Company shall be seventy percent (70%) of the Service Fee (excluding VAT) and this salary shall be the basis for calculating any statutory social benefits due to the employee.

8.9 Without derogating from the above, in the event that the Company shall be demanded and/or obligated by a court of law to pay the Service Provider (or the Service Provider's successors) or any third party, any amount, deriving from the existence of employer-employee relationship between the Service Provider and the Company, the Service Provider shall reimburse and indemnify the Company for any and all expenses and excess amounts paid, or required to be paid by it, which is in excess of the accrued Service Fees paid to the Service Provider hereunder, so that the Company shall not be adversely financially effected in connection with such demand and/or obligation, including the economic value of such right and including legal expenses.

8.10               The above obligations of the Service Provider shall survive the termination of this Agreement.

9.             No Conflict, Valid and Binding.  Each of Service Provider and Amir represents that neither the execution of this Agreement nor the performance of Services and/or Service Provider's and Amir's obligations under this Agreement will result in a violation or breach of any other agreement by which Service Provider and/or Amir is bound and that he/it has full power and right to enter into this Agreement.  Service Provider and/or Amir are not authorized to obligate the Company in any way and/or create any commitments of the Company, except to the extent explicitly authorized in advance by the Company in writing.

10.           Notices.  Any notice or other communication required, permitted or contemplated by this Agreement must be in writing and delivered to the other party by registered or certified mail, return receipt requested or delivered by facsimile mail with the original counterpart thereof being sent on the same day or on the day immediately following the date of the facsimile transmission, or by electronic mail.  Such notice shall be deemed received three days after a registered or certified letter containing such notice, properly addressed with the postage prepaid, if posted, or on the same day if transmitted by facsimile mail or by electronic mail.

11.           Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with the law of the state of Israel, without regard to the conflict of law rules thereof.  The parties irrevocably agree that the competent courts of Tel-Aviv, Israel are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

12.           Assignment and Third Party Rights. This Agreement may not be assigned in whole or in part by any party without the written consent of the other parties hereto.

13.           Entire Agreement. This Agreement shall constitute the entire agreement and understanding between the parties with respect to all matters which are referred to and shall supersede any previous agreements between the parties in relation to the matters referred to in this Agreement.

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IN WITNESS WHEREOF, parties have executed this Agreement as of the date first appearing above.

Advanced Inhalation Therapies (ALT) Ltd. By: /s/ Yossef Aragav Title: Chairman of the Board
Dandelion Investments Ltd. By: /s/ Amir Avniel Title: Owner Agreed and Acknowledged: /s/ Amir Avniel Amir Avniel